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                                                  Exhibit F-1

      25 Research Drive, Westborough, Massachusetts 01582
      ===================================================


                              May 7, 1998


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

     Re:  New England Electric System et al
          File No. 70-9089

Dear Commissioner:

     New England Electric System (NEES) and eleven of its subsidiaries, Granite State Electric Company (Granite), Massachusetts Electric Company (Mass. Electric), Nantucket Electric Company (Nantucket), The Narragansett Electric Company (Narragansett), Narragansett Energy Resources Company
(NERC), New England Electric Transmission Corporation (NEET), New England Energy Incorporated (NEEI), New England Hydro-Transmission Electric Company, Inc. (Mass. Hydro), New England Hydro-Transmission Corporation (NH Hydro), New England Power Company (NEP), and New England Power Service Company (NEPSCO) (collectively, the Participating Companies), filed an Application/Declaration, dated August 18, 1997, on Form U-1 with your Commission, regarding their participation in the NEES Money Pool (the Pool) and short-term borrowings by certain of the Participating Companies from November 1, 1997, to October 31, 2001. As a part of that Application/Declaration, NEP requested authorization for borrowings of $375 million. The Application/Declaration, as amended, was declared effective by Order of the Commission dated October 29, 1997 (HCAR No. 26768). By Post-Effective Amendment No. 1, dated March 6, 1998, NEP sought to increase its authorization to $750 million.

     The New Hampshire Public Utilities Commission (NHPUC) has jurisdiction over the proposed issuance of short-term promissory notes by NEP. By Order dated April 28, 1998 (Order No. 22,907 in DF 98-032), the NHPUC issued an Order Nisi authorizing NEP to increase short-term borrowing authority to $750 million on a temporary basis. NEP is directed to file within 60 days after the divestiture of its non-nuclear generation a statement of its intentions with respect to the new maximum short-term borrowing authority. The Order Nisi shall become effective May 28, 1998, unless the NHPUC provides otherwise in a supplemental order issued prior thereto.

     The Massachusetts Department of Telecommunications and Energy (MDTE), previously the Massachusetts Department of Public Utilities (MDPU), has jurisdiction over the participation in the Pool as lenders by Mass. Electric, Mass. Hydro, and NEP. The MDPU issued an order, dated January 18, 1989 (DPU 88- 166), authorizing Mass. Electric, Mass. Hydro, and NEP to participate in the Pool under the current terms. By Order dated October 10, 1995 (DPU 95-67), Nantucket was authorized to participate in the Money Pool as both a borrower and investor.

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     Other than the regulatory approvals described above, no other regulatory approval from any state agency is necessary for NEP to undertake the proposed transactions.

Other Limitations

     The NEP Board of Directors has authorized borrowings to a maximum amount of $350 million. Further action of that Board will be required prior to incurring short-term indebtedness in greater amounts.

     The Articles of Organization and By-laws of the Power Company had contained a restriction on unsecured indebtedness as a percentage of capitalization. By separate votes of the Dividend Series Preferred Stock and of those stocks (the Common and 6% Preferred) having general voting rights on December 12, 1997, these provisions have been removed. (See HCAR No. 26774, File No. 70-9143.)

     Based upon and subject to the foregoing and appropriate action by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, it is our opinion that, in the event the proposed transactions are consummated in accordance with the Statement on Form U-1, as amended:

     (a) All state laws applicable to the proposed transactions will be complied with;

     (b) NEP is validly organized and duly existing; and any notes representing its borrowings, when duly executed and delivered and when the consideration therefor has been received, will be valid and binding obligations of NEP in accordance with the terms of the notes, subject to laws of general application affecting the rights and remedies of creditors;

     (c) Each of the Participating Companies will legally acquire the appropriate interest in any borrowing by other members of the Pool; and

     (d) The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by NEP, or any associate company thereof.

     We hereby consent to the use of this opinion in connection with the Statement of Form U-1, as amended, filed with your commission with reference to the proposed transactions.

                              Very truly yours,

                              /s/ Robert King Wulff

                              Robert King Wulff
                              Corporation Counsel


                              /s/ Kirk L. Ramsauer

                              Kirk L. Ramsauer
                              Associate General Counsel